UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

FUSA CAPITAL CORPORATION
(Name of Registrant As Specified In Its Charter)

701 Fifth Avenue, Suite 4200, Seattle, WA,  98104 Tel: 206-274-5107
Fax: 415-358-5548

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: Common Shares
(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction: $0

	(5)	Total fee paid: $0
☐		Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FUSA CAPITAL CORPORATION

INFORMATION STATEMENT
SHAREHOLDER MAJORITY ACTION AS OF MAY __, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS INFORMATION STATEMENT IS BEING PROVIDED ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF FUSA CAPITAL CORPORATION (THE "COMPANY") TO RECORD HOLDERS OF SHARES OF OUR COMMON  STOCK  ("SHAREHOLDERS")  AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE OF MAY 26, 2010.

NOTICE IS HEREBY GIVEN TO ALL STOCKHOLDERS THAT A MAJORITY ACTION OF STOCKHOLDERS (THE "ACTION") OF FUSA CAPITAL CORPORATION ("FUSA" OR THE "COMPANY") WAS TAKEN ON MAY 26, 2010 BY THE MAJORITY OF STOCKHOLDERS IN ACCORDANCE WITH SECTIONS 78.315 AND 78.320 OF THE NEVADA REVISED STATUTES. THESE PERSONS COLLECTIVELY OWN IN EXCESS OF THE REQUIRED MAJORITY OF THE OUTSTANDING VOTING SECURITIES OF FUSA NECESSARY FOR THE ADOPTION OF THE ACTION.

Proposal:	To authorize an increase in the authorized common stock from 333,333 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MAY 26,  2010 SHALL BE ENTITLED TO RECEIPT OF THIS INFORMATION STATEMENT.

THE INFORMATION  STATEMENT IS BEING PROVIDED TO YOU FOR  INFORMATIONAL  PURPOSES ONLY.  YOUR VOTE IS NOT REQUIRED TO APPROVE THE ACTIONS  DESCRIBED  ABOVE.  THIS INFORMATION STATEMENT DOES NOT RELATE TO AN ANNUAL MEETING OR SPECIAL MEETING IN LIEU OF AN ANNUAL  MEETING.  YOU ARE NOT BEING ASKED TO SEND A PROXY AND YOU ARE REQUESTED  NOT TO SEND ONE. THE  APPROXIMATE  MAILING  DATE OF THIS  INFORMATION STATEMENT IS JUNE 7, 2010.

THIS INFORMATION  STATEMENT  DESCRIBES,  IN MORE DETAIL, THE ACTIONS BEING TAKEN AND THE CIRCUMSTANCES SURROUNDING THE BOARD'S RECOMMENDATION OF THE ACTIONS.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ JENIFER OSTERWALDER
JENIFER OSTERWALDER, PRESIDENT &
CHIEF EXECUTIVE OFFICER

QUESTIONS AND ANSWERS

Q: What am I being asked to approve?

A: You are not being asked to approve anything. This Information Statement is being provided to you solely for your information..  A majority of our shareholders representing  52.8 % of our issued and outstanding stock ("Majority Stockholders") and therefore a majority of the outstanding voting common stock of FUSA  have already agreed to approve:

Proposal:	To authorize an increase in the authorized common stock from 333,333 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

Q: Why have the Board of Directors and the Majority Stockholders agreed to approve these actions?

A: Management of the company believes that increasing the number of authorized shares will better position the Company for future growth.

GENERAL INFORMATION

Outstanding Shares and Voting Rights

On May 26, 2010  (the “Record Date”), FUSA had 47,623 common shares, par value $0.0001, issued and outstanding. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share of common stock is entitled to one vote. The outstanding shares of common stock at the close of business on the Record Date for determining stockholders who would have been entitled to notice of and to vote on the amendment to FUSA’s Articles of Incorporation, were held by approximately 80 stockholders of record. In connection with the various matters outlined in this Information Statement, FUSA’s Board of Directors and a majority of its shareholders, by written consent in lieu of a shareholders meeting, have agreed to:

Proposal.	To authorize an increase in the authorized common stock from 333,333 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

The principal effect of these actions will be better position the Company for future growth by increasing its ability to issue more common stock.

Approval of these actions requires the affirmative consent of at least a majority of the outstanding shares of common stock of FUSA. Majority Stockholders holding a total of 25,145 shares of common stock (52.8%), have already agreed to these actions.

THE PROPOSAL

Proposal. To authorize an increase in the authorized common stock from 333,333 to 500,000,000  (Requires  an amendment to the Articles of Incorporation).

The Company currently has 47,237 shares issued and outstanding out of 333,333 authorized.  This means that there are only 285,710 shares available for issuance currently.  The proposed change will allow the Company to issue up to 500,000,000 shares, which would provide for the opportunity to issue more shares.

On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the change will be effective, 20 days after the mailing of this information statement.

Record Date

The close of business on May 26, 2010, has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

Expenses of Information Statement

The expenses of mailing this Information Statement will be borne by FUSA, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the common stock, held of record by such persons, and that FUSA will reimburse them for their reasonable expenses incurred in connection therewith.

Interest of Certain Persons in Matters to Be Acted on

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security Holding or otherwise, in any action covered by the related resolutions adopted by the Board of Directors and the Majority Stockholders, which is not shared by all other stockholders.

AMENDMENTS TO ARTICLES OF INCORPORATION

General

The foregoing amendment will become effective on the opening of business on the twenty first day following the mailing of the Definitive Stockholders Information Statement to FUSA's stockholders. Any executive officer, as required by the Nevada Law, is entitled to execute and file the Articles of Amendment with the Secretary of the State of the State of Nevada and such other agencies or entities as may be deemed required or necessary.

Following the increase in the authorized, the share certificates you now hold will continue to be valid. In the future, new share certificates will be issued bearing the new authorized share amount,  but this in no way will effect the validity of your current share certificates. Certificates bearing our number of authorized shares will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent: Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240, Las Vegas NV 89119.

Increase in the Authorized

Our board of directors and majority stockholders have approved an increase the authorized shares that the Company can issue from 333,333 to 500,000,000. This  requires an  Amendment  to the  Articles of  Incorporation.

The Company has currently 47,237 shares issued and outstanding out of 333,333authorized.

We believe that the increase in the authorized will be advantageous to us and to all shareholders,  because it may provide the  opportunity  for the Company to issue additional shares for financing or for other corporate purposes.

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's shareholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances. Most determinations  involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility but require a determination by the Board that the shares are being issued for fair and adequate consideration.

In the future event that the Board continues to issue shares for capital, services, or acquisitions, the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the Company.

It is likely that the Company may acquire other compatible business opportunities through the issuance of Common Stock of the Company. Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior shareholder has paid, or at a greater than the then current market price. Typically unregistered shares are issued at less than market price due to their illiquidity and restricted nature, and the extended holding period, before they may be sold.

Future Dilutive Transactions

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration.  Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning  the proposed  issuance  prior to any share  issuances.   Most determinations involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.

The issuance of additional shares in future transactions will allow, the following types of actions or events to occur without the current stockholders being able to effectively prevent such actions or events:

1.  Dilution may occur due to the issuance of  additional  shares.  The percentage ownership of the Company by the existing  shareholders may be diluted from as much as 100% to as little as 0.001%, assuming the Company issues the full 500,000,000 shares authorized.

2. Control  of the  Company  by stockholders  may  change  due  to  new issuances.

3. The  election of the Board of  Directors  may continue to be  dominated  by new large  stockholders,  effectively  blocking current  stockholders  from electing directors.

4. Business plans and operations may change.

5. Mergers, acquisitions,  or divestitures may occur which are approved by the holders of the newly issued shares.

In the  future  event  that the Board  continues  to issue  shares  for capital,  services, or acquisitions,  the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the  Company.  It is likely that the Company  may  acquire  other  compatible business  opportunities  through the  issuance of common  stock of the  Company.  Although  the terms of any such  transaction  cannot be  predicted,  this  could result  in  substantial  additional  dilution  in the  equity  of those who were stockholders  of the Company prior to such issuance.  There is no assurance that any future  issuance  of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid, or at a price greater than the then current market price. Typically, unregistered shares are issued at less than  market  price due to their  illiquidity  and  restricted  nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

Information Regarding Our Business

Since 2005, we have operated and continued to operate various internet properties in the media search engine space, the most prominent of which is www.searchforvideo.com.  This video search engine allows users to search the internet for video that interests them.  We derive revenues through advertisements directed at users of our search engine.  We also operate the properties www.iheard.com, www.podanza.com and www.newstowatch.com.  Despite significant investments in development of the technology that powers these websites, we have been unsuccessful in deriving significant revenue to date.  We are still committed to pursuing the development of our Internet properties, but currently lack the financial resources to fully develop the user traffic necessary for these sites to grow.  There can be no assurance, even with the changes to our articles of incorporation contemplated hereby, that we will be successful in growing our internet properties or attracting sufficient financing to be able to continue to pursue this strategy.

SHARE CAPITALIZATION OF FUSA

Material Terms of the Common Stock

As of May 26, 2010 there were 47,237 shares of common stock, par value $0.0001, issued and outstanding.  We have 5,000,000 undesignated preferred shares authorized, with no preferred shares issued and outstanding.  No additional shares will be issued by virtue of these actions.

The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Shares of common stock do not have cumulative voting rights for the election of directors. The holders of shares of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds of FUSA, legally available for the payment of dividends. The holders of shares of common stock do not have any preemptive rights to subscribe for or purchase any stock, obligations or other securities of FUSA and have no rights to convert their common stock into any other securities.

On any liquidation, dissolution or winding up of FUSA, holders of shares of common stock are entitled to receive pro rata on all of the assets of FUSA available for distribution to shareholders.

The foregoing summary of the material terms of the capital stock of FUSA does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of the Articles of Incorporation of FUSA.

We have 5,000,000 preferred shares authorized and none issued and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2010. The information in these tables provides ownership information for:

●	each person known by us to be the beneficial owner of more than a 5% of our common stock

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock and those rights to acquire additional shares within sixty days. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares of common stock indicated as beneficially owned by them, except to the extent such power may be shared with a spouse. Common stock beneficially owned and percentage ownership are based on 46,735 shares of common stock currently outstanding and there are no additional shares potentially acquirable within sixty days. The address of each person listed is care of FUSA Capital Corporation., 701 Fifth Avenue, Suite 4200, Seattle, Washington, 98104.

Name	Amount and Nature of Ownership	Percent of Class*

Jenifer Osterwalder (1)	3,934	8.4%

Tommy Jo St. John (2)	4,292	9.2%

Alexander Khersonski (3)	67	0.1%

All officers, directors, and 5% or greater shareholders as a group (3 persons)	8,293	17.7%

(1)	Consists of stock options to acquire up to 3,334 shares of common stock, none of which are presently exercisable and 600 shares of common stock directly owned.

(2)	Consists of 4,292 shares of common stock directly owned.

(3)	Consists of stock options to acquire up to 67 shares of common stock, none of which are presently exercisable.

MANAGEMENT INFORMATION

Biographical Information on Officers and Directors and Significant Employees

The following table sets forth our directors and executive officers and their ages as of the fiscal year ended December 31, 2009:

Name	Age	Position
Jenifer Osterwalder	44	Chief Executive Officer, Principal Accounting Officer, President, Treasurer, Secretary and Director.

Alexander Khersonski	37	Director

Jenifer Osterwalder - Chief Executive Officer, Principal Accounting Officer, President, Treasurer, Secretary and Director

Jenifer Osterwalder has served as our Chief Executive Officer, Principal Accounting Officer, President, Treasurer, Secretary and as a director since March 7, 2005. Previously, from January 2005 to March 2005, Ms. Osterwalder served as President, Chief Executive Officer, Treasurer, Secretary and as a director FUSA Technology Investments Corp. From January 2000 to January 2005 she served as an consultant investment banker to Five Seas Securities, Ltd., a securities firm in British Columbia, Canada. From August 2004 to December 2004 Ms. Osterwalder served as a consultant Manger to International Conference Services, Ltd., a conference and destination management firm in British Columbia, Canada. From January 2003 to December 2003, she served as a consultant Investment Liaison and Marketing Director for Terrikon Corporation, in British Columbia, Canada. Ms. Osterwalder received her Bachelor of Science in Business Administration in marketing and logistics from Ohio State University.

Alexander Khersonski -Director

Alexander Khersonski has served as one of our directors since March 7, 2005. In addition, Mr. Khersonski currently serves as a Senior Accountant for Service Corporation International (formerly Alderwood Group, Inc.), a provider of funeral, cremation and cemetery services throughout North America, a position which he has held since November 2004. From August 2004 to October 2004 Mr. Khersonski served as Assistant Controller for Scorpio Mining Corporation, a publicly traded mineral exploration company in British Columbia, Canada. From September 2003 to July 2004 he served as a Corporate Accountant in client services at Dawn Pacific Management Corporation, an accounting and regulatory maintenance services firm in British Columbia, Canada. From January 2000 to August 2000 he served as a consultant to ICC International Business Services Ltd., in British Columbia, Canada. Additionally, from September 2000 to August 2003 Mr. Khersonski served as a Senior Accountant for the Jewish Community Centre of Greater Vancouver. Mr. Khersonski received holds a Certified General Accountant Designation from the Certified General Accountants Association of British Columbia, Canada. He received his Bachelor of Science in economics and management from Chelyabinsk State Technical University, Chelyabinsk, Russia.

Executive Compensation.

The following table sets forth the total compensation awarded to, earned by, or paid to our Chief Executive Officer during each of the last two completed fiscal years. No other individuals are employed by us or have earned a total annual salary and bonus in excess of $100,000 during any of the last two completed fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jenifer Osterwalder	2008	$125,000	-	-	-	-	-	-	$125,000

Chief Executive Officer	2009	$125,000	-	-	-	-	-	-	*$125,000

* Due to lack of funds, Ms. Osterwalder agreed to forgo a substantial portion of her salary in 2009.

Compensation to Directors

We  have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options. During the last fiscal year ended December 31, 2009, we did not grant any stock options to our directors or make any cash payments.

Stock Option Grants

We did not grant any stock option to the executive officers during our most recent fiscal year ended December 31, 2009. We have also not granted any stock option to the executive officers since December 31, 2009.

Board of Directors Report on Executive Compensation

The Board of Directors of FUSA will be responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of FUSA. The goals of FUSA are to align compensation with business objectives and performance and to enable FUSA to attract, retain and reward executive officers and other key employees who contribute to the long-term success of FUSA. FUSA will provide base salaries to its executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, FUSA may set up a pension plan or similar retirement plans.

FUSA has no pension, health, annuity, insurance, profit sharing or similar benefit plans.

Stock Options

FUSA has no stock options outstanding that are currently exercisable.  There are a total of 3,401 total options that the corporation has issued.

Familial Relationships

None.

Indemnification

The Nevada Revised Statutes contain provisions for indemnification of the officers and directors of FUSA. The Bylaws require FUSA to indemnify such persons to the full extent permitted by law. The Bylaws with certain exceptions, eliminate any personal liability of a director to FUSA or its stockholders for monetary damages to FUSA or its stockholders for gross negligence or lack of care in carrying out the director's fiduciary duties. Nevada law permits such indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of FUSA. A director or officer must be indemnified as to any matter in which he successfully defends himself.

The officers and directors of FUSA are accountable to the stockholders of FUSA as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling FUSA's affairs.

A stockholder may be able to institute legal action on behalf of himself and all other similarly situated stockholders, to recover damages where FUSA has failed or has refused to observe the law. Stockholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Stockholders who have suffered losses in connection with the purchase or sale of their interest in FUSA, due to a breach of fiduciary duty by an officer or director of FUSA in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from FUSA.

FUSA may not be liable to its stockholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of FUSA in most cases for any liability suffered by them or arising out of their activities as officers and directors of FUSA, if they had not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action that they would have except for this limitation in the Articles of Incorporation and By-laws. FUSA has been advised that, it is the position of the SEC that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Exchange Act of 1934, such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

FUSA may also purchase and maintain insurance on behalf of directors and officers, insuring against any liability asserted against such persons incurred in the capacity of director or officer or arising out of such status, whether or not FUSA would have the power to indemnify such persons.

WHERE YOU CAN FIND MORE INFORMATION

FUSA files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that FUSA files with SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows FUSA to "incorporate by reference" the information it files with them, which means that FUSA can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information FUSA incorporates by reference is an important part of this Information Statement. Subsequent information that FUSA files with SEC will automatically update and supersede this information.

FUSA incorporates by reference the following documents filed by FUSA pursuant to the Securities Exchange Act of 1934: (i) FUSA's Annual Report on Form 10-Kfor the fiscal year ended December 31, 2009; and (ii) any future filings FUSA makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act pertaining to this information statement. You may request a copy of these filings (other than an exhibit to any of these filings unless FUSA has specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning FUSA at the following address:

FUSA Capital Corporation

701 Fifth Avenue, Suite 4200, Seattle, WA,  98104

You should rely only on the information FUSA has provided or incorporated by reference in this Information Statement or any supplement. FUSA has not authorized any person to provide information other than that provided here. FUSA has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than those described in this Information Statement has been presented for the consent of the shareholders.

INQUIRIES

Shareholders may make inquiries by contacting Jenifer Osterwalder at 206-274-5107.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jenifer Osterwalder

Jenifer Osterwalder
President and C.E.O.